Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 24, 2019 (the “Closing Date”), II-VI Incorporated (“II-VI”) completed its acquisition of Finisar Corporation (“Finisar”), a global technology leader for subsystems and components for fiber optic communications (“the Acquisition”).

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Acquisition and other transactions described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information” have been prepared in accordance with the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, where II-VI is the accounting acquirer and Finisar is the accounting acquiree.

II-VI’s fiscal year ends on June 30. Prior to the consummation of the Acquisition, Finisar had a 52- or 53-week fiscal year ending on the Sunday closest to the last day of April in each calendar year. Finisar’s most recent fiscal year ended on April 28, 2019. For the year ended June 30, 2019, financial information for Finisar for the year-ended April 28, 2019 has been used in preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma combined statement of operations for the year ended June 30, 2019 combines the results of operations of II-VI and Finisar for their respective fiscal years ended June 30, 2019 and April 28, 2019 as if the transaction had occurred on July 1, 2018, the beginning of the Company’s 2019 fiscal year.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2020 combines the results of operations of II-VI for the nine months ended March 31, 2020 with the results of operations of Finisar for the three months ended July 28, 2019 as if the transaction had occurred on July 1, 2018, the beginning of the Company’s 2019 fiscal year. Finisar’s results of operations are presented in the II-VI consolidated results since the Closing Date, which include the period of September 24, 2019 to March 31, 2020. The results of Finisar for three month period ending July 28, 2019 is included to present a nine month pro forma combined statement of operations ending March 31, 2020.

The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined company’s results. These unaudited pro forma condensed combined financial statements are presented with the preliminary purchase price allocation based on the information available to management as of the date of filing, and, as a result, may differ materially from previously filed unaudited pro forma condensed combined financial statements and the Company’s final purchase price allocation.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the Acquisition actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations for any future period or as of any future date. The assumed accounting for the Acquisition, including the aggregate Acquisition consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Finisar, II-VI used widely accepted income-based, market-based, and cost-based valuation approaches. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the II-VI and Finisar combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2019

UNAUDITED ($000)

	Historical		Pro Forma adjustments for the year ended June 30, 2019
	June 30, 2019 II-VI (Note 3)	April 28, 2019 Finisar (Note 3)	Reclass Adjustments		Debt Financing Pro Forma Adjustments		Finisar Acquisition Pro Forma Adjustments		Combined
Revenues	$1,362,496	$1,280,480	$—		$—		$(13,337)	8(a)	$2,629,639
Costs, Expense and Other Expense (Income)
Cost of goods sold	841,147	926,550	(10,741)	6(h)	—		(8,669)	8(a)	1,708,868
							(34,553)	8(b)
							(4,866)	8(h)
Amortization of acquired developed technology	—	1,958	(1,958)	6(a)	—		—
Impairment of long lived assets	—	3,879	(3,879)	6(f)	—		—		—
Internal research and development	139,163	—	267,787	6(d), 6(g), 6(i)	—		(7,123)	8(h)	399,827
Research and development	—	217,877	(217,877)	6(g)	—		—
Selling, general and administrative	233,518	—	122,964	6(a), 6(b), 6(c), 6(e), 6(h), 6(i)	—		58,097	8(b)	386,974
							(20,600)	8(c)
							(7,005)	8(h)
Sales and marketing	—	49,077	(49,077)	6(b)	—		—		—
General and administrative	—	54,844	(54,844)	6(c)	—		—		—
Start-up costs	—	54,517	(54,517)	6(d)	—		—		—
Amortization of purchased intangibles	—	1,738	(1,738)	6(e)	—		—		—
Impairment of long-lived assets	—	580	(580)	6(f)	—		—		—
Interest expense	22,417	33,492	—		23,884	8(d)	—		79,793
Other expense (income), net	(2,562)	718	4,459	6(f)	—		—		2,615
Interest income	—	(21,201)	—		—		21,201	8(e)	—

Total Costs, Expenses and other Expense (Income)	1,233,683	1,324,029	—		23,884		(3,518)		2,578,078
Earnings (Loss) Before Income Taxes	128,813	(43,549)	—		(23,884)		(9,819)		51,561
Income taxes	21,296	9,667	—		(5,333)	8(f)	(3,081)	8(f)	22,550

Net Earnings (Loss)	$107,517	$(53,216)	$—		$(18,551)		$(6,739)		$29,011

Net Earnings (Loss) - Basic Earnings (Loss) Per Share:	$1.69								$0.32
Net Earnings (Loss) - Diluted Earnings (Loss) Per Share:	$1.63								$0.31
Weighted-average common shares outstanding - Basic	63,584								90,297	8(g)
Weighted-average common shares outstanding - Diluted	65,804								92,517	8(g)

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2020

UNAUDITED ($000)

	Historical		Pro Forma adjustments for the nine months ended March 31, 2020
	Nine Months Ended March 31, 2020 II-VI (Note 3)	Three Months Ended July 28, 2019 Finisar (Note 3)	Reclass Adjustments		Debt Financing Pro Forma Adjustments		Finisar Acquisition Pro Forma Adjustments		Combined
Revenues	$1,633,781	$285,028	$—		$—		$(22,051)	8(j)	$1,896,758
Costs, Expense and Other Expense (Income)
Cost of goods sold	1,116,368	197,627	(2,655)	7(h)	—		(7,372)	8(b)	1,199,852
							(873)	8(i)
							(87,737)	8(i)
							(15,506)	8(j)
Amortization of acquired developed technology	—	471	(471)	7(a)	—		—
Impairment of long lived assets	—	1,665	(1,665)	7(f)	—		—		—
Internal research and development	238,584	—	68,019	7(d), 7(g), 7(i)	—		(2,005)	8(h)	301,654
							(2,944)	8(j)
Research and development	—	52,151	(52,151)	7(g)	—		—
Selling, general and administrative	306,846	—	29,905	7(a), 7(b), 7(c), 7(e), 7(h), 7(i)	—		14,747	8(b)	303,465
							(44,200)	8(c)
							(2,105)	8(h)
							(1,728)	8(j)
Sales and marketing	—	12,107	(12,107)	7(b)	—		—		—
General and administrative	—	13,234	(13,234)	7(c)	—		—		—
Start-up costs	—	17,076	(17,076)	7(d)	—		—		—
Amortization of purchased intangibles	—	230	(230)	7(e)	—		—		—
Impairment of long-lived assets	—	—	—		—		—		—
Interest expense	63,888	6,423	—		4,163	8(d)	—		74,474
Other expense (income), net	12,734	2,132	1,665	7(f)	—		(316)	8(j)	16,215
Interest income	—	(4,424)	—		—		4,424	8(e)	—

Total Costs, Expenses and other Expense (Income)	1,738,420	298,692	—		4,163		(145,615)		1,895,659
Earnings (Loss) Before Income Taxes	(104,639)	(13,664)	—		(4,163)		123,564		1,099
Income taxes	13,651	(4,947)	—		(1,030)	8(f)	14,106	8(f)	21,781

Net Earnings (Loss)	$(118,290)	$(8,717)	$—		$(3,133)		$109,458		$(20,682)

Net Earnings (Loss) - Basic Earnings (Loss) Per Share:	$(1.43)								$(0.23)
Net Earnings (Loss) - Diluted Earnings (Loss) Per Share:	$(1.43)								$(0.23)
Weighted-average common shares outstanding - Basic	82,615								91,519	8(g)
Weighted-average common shares outstanding - Diluted	82,615								91,519	8(g)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Acquisition

II-VI Incorporated (“II-VI” or “the Company”) and Finisar Corporation (“Finisar”) entered into an Agreement and Plan of Acquisition, dated as of November 8, 2018 (the “Acquisition Agreement”). Pursuant to the terms of the Acquisition Agreement, Mutation Merger Sub Inc., a wholly owned subsidiary of II-VI, merged with and into Finisar, with Finisar surviving the Acquisition and becoming a wholly owned subsidiary of II-VI. On September 24, 2019 (the “Closing Date”), the Company completed its acquisition of Finisar (the “Acquisition”). Each issued and outstanding share of Finisar’s common stock was automatically cancelled and converted into the right to receive the following consideration (collectively the “Acquisition Consideration”), at the election of the holder of the share of Finisar’s common stock:

•	$26.00 in cash, without interest (the “Cash Consideration”),

•	0.5546 of a share of the Company’s common stock (the “Stock Consideration”), or

•	a combination of $15.60 in cash, without interest, and 0.2218 of a share of the Company’s common stock (the “Mixed Consideration”).

The per share Cash Consideration and Stock Consideration were subject to adjustment pursuant to the terms of the Acquisition Agreement such that the aggregate Acquisition Consideration consisted of approximately 60.0% cash and approximately 40.0% shares of the Company’s common stock (assuming a per share price of the Company’s common stock equal to the closing price as of November 8, 2018, which was $46.88 per share) across all shares of Finisar’s common stock (the “Proration Adjustment”). Following the Proration Adjustment, the resulting consideration for Cash Consideration was adjusted to $15.94 in cash and 0.2146 shares of the Company’s common stock (“II-VI Common Stock”). No adjustment was made to the Stock Consideration and Mixed Consideration.

Note 2. Description of Financing Transactions

New Senior Credit Facilities

On September 24, 2019, in connection with the Acquisition, the Company entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and a Line of Credit Issuer, and the other lenders party thereto.

The New Credit Agreement provides for senior secured financing of $2.425 billion in the aggregate, consisting of:

(i)	Aggregate principal amount of $1.255 billion for a five-year senior secured first-lien term A loan facility (the “Term A Facility”),

(ii)	Aggregate principal amount of $720.0 million for a seven-year senior secured term B loan facility (the “Term B Facility” and together with the Term A Facility, the “Term Loan Facilities”) and

(iii)

Aggregate principal amount of $450.0 million for a five-year senior secured first-lien revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan Facilities, the “New Senior Credit Facilities”).

The New Credit Agreement also provides for a letter of credit sub-facility not to exceed $25.0 million and a swing loan sub-facility initially not to exceed $20.0 million.

The Company is obligated to repay the outstanding principal amount of the Term A Facility in quarterly installments equal to 1.25% of the initial aggregate principal amount of the Term A Facility, with the remaining outstanding balance due and payable on the fifth anniversary of the Closing Date. Similarly, the Company is obligated to repay the outstanding principal amount of the Term B Facility in quarterly installments equal to 0.25% of the initial aggregate principal amount of the Term B Facility, with the remaining outstanding balance due and payable on the seventh anniversary of the Closing Date. The Company is obligated to repay the aggregate principal amount of all outstanding revolving loans made under the Revolving Credit Facility on the fifth anniversary of the Closing Date.

The Company’s obligations under the New Senior Credit Facilities are guaranteed by each of the Company’s existing or future direct and indirect domestic subsidiaries, including Finisar and its domestic subsidiaries (collectively, the “Guarantors”). Borrowings under the New Senior Credit Facilities are collateralized by a first priority lien in substantially all of the assets of the Company and the Guarantors, except that no real property is collateral under the New Senior Credit Facilities.

All amounts outstanding under the New Senior Credit Facilities will become due and payable 120 days prior to the maturity of the Company’s currently outstanding 0.25% Convertible Senior Notes due 2022 (the “II-VI Notes”) if (i) the II-VI Notes remain outstanding, and (ii) the Company has insufficient cash and borrowing availability to repay the principal amount of the II-VI Notes. The Company voluntarily may prepay, at any time or from time to time, any amounts outstanding under the New Senior Credit Facilities in whole or in part without premium or penalty; except for the Term B Facility, in which (a) a repayment made before September 24, 2020, (b) the occurrence of a repricing event, or (c) a change to the lenders, the Company will be subject to a prepayment premium in a an amount equal to one percent of: (i) the principal amount of the Term B Facility that is prepaid under an optional or mandatory prepayment due to a repricing event, (ii) the aggregate outstanding principal amount of the Term B Facility resulting from an amendment to the New Credit Agreement, and (iii) the principal amount of the Term B Facility that is mandatorily assigned. The Company may be subject to mandatory prepayment of amounts outstanding under the New Senior Credit Facilities under certain circumstances, including in connection with certain asset sales or other dispositions of property and debt issuances.

The Company also may be required to prepay amounts under the Term B Facility based on the Company’s excess cash flow (as calculated in accordance with the terms of the New Credit Agreement) for the Company’s prior fiscal year beginning with its fiscal year ending June 30, 2020 and the Company’s consolidated secured net leverage ratio (as calculated in accordance with the terms of the New Credit Agreement) as of the end of such fiscal year.

Amounts outstanding under the New Senior Credit Facilities bear interest at a rate per annum equal to an applicable margin over a eurocurrency rate or an applicable margin over a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s prime rate and (c) a eurocurrency rate plus 1.00%, in each case as calculated in accordance with the terms of the New Credit Agreement. The applicable interest rate would increase under certain circumstances relating to events of default.

The New Credit Agreement contains customary affirmative and negative covenants with respect to the New Senior Credit Facilities, including limitations with respect to liens, investments, indebtedness, dividends, acquisitions, dispositions of assets and transactions with affiliates. The Company is obligated to maintain a consolidated interest coverage ratio (as calculated in accordance with the terms of the new Credit Agreement) as of the end of each fiscal quarter of not less than 3.00 to 1.00. The Company is obligated to maintain a consolidated total net leverage ratio (as calculated in accordance with the terms of the New Credit Agreement) of not greater than (i) 5.00 to 1.00 for the first four fiscal quarters after the Closing Date, commencing with the first full fiscal quarter after the Closing Date, (ii) 4.50 to 1.00 for the fifth fiscal quarter through and including the eighth fiscal quarter after the Closing Date, and (iii) 4.00 to 1.00 for each subsequent fiscal quarter.

0.50% Finisar Convertible Notes

Finisar’s outstanding 0.50% Convertible Senior Notes due 2036 (the “Finisar Notes”) may be redeemed at any time on or after December 22, 2021 in whole or in part at the option of the Company at a redemption price equal to one hundred percent (100%) of the principal amount of such Finisar Notes plus accrued and unpaid interest. Each holder of Finisar Notes also may require Finisar to repurchase all or any portion of such holder’s outstanding Finisar Notes for cash on December 15, 2021, December 15, 2026 and December 15, 2031 at a repurchase price equal to one hundred percent (100%) of the principal amount of such Finisar Notes plus accrued and unpaid interest. The Finisar Notes will mature on December 15, 2036. Interest on the Finisar Notes accrues at 0.50% per annum, paid semi-annually, in arrears, on June 15 and December 15 of each year.

In connection with the acquisition of Finisar, the Company, Finisar and Wells Fargo Bank, National Association, as trustee, entered into a First Supplemental Indenture, dated as of September 24, 2019 (the “First Supplemental Indenture”). The First Supplemental Indenture supplements the base indenture (as supplemented, the “Finisar Indenture”), which governs the Finisar Notes. Pursuant to the terms of the First Supplemental Indenture, the Company has fully and unconditionally guaranteed, on a senior unsecured basis, the due and punctual payment and performance of all obligations of Finisar to the holders of the Finisar Notes. The First Supplemental Indenture also provides that the right of holders of Finisar Notes to convert Finisar Notes into cash and/or shares of Finisar’s common stock is changed to a right to convert Finisar Notes into cash and/or shares of II-VI Common Stock, subject to the terms of the Finisar Indenture.

Under the terms of the Finisar Indenture, the consummation and effectiveness of the Acquisition on the Closing Date constituted a Fundamental Change (as defined in the Finisar Indenture) and a Make-Whole Fundamental Change (as defined in the Finisar Indenture). Accordingly, in accordance with the terms of the Finisar Indenture, each holder of Finisar Notes had the right to (i) convert its Finisar Notes into cash and/or shares of Company Common Stock, at Finisar’s option, or (ii) require that Finisar repurchase such holder’s Finisar Notes for an amount in cash equal to one hundred percent (100%) of the principal amount of such Finisar Notes plus accrued and unpaid interest.

Holders of approximately $560.1 million in aggregate principal amount of Finisar Notes exercised the repurchase right. The Company repurchased those Finisar Notes on October 23, 2019 for an aggregate consideration of approximately $561.1 million in cash, including accrued interest. No holders of Finisar Notes exercised the related conversion right. The Company borrowed $561.0 million under a delayed draw on its Term Loan A to fund the payment to the holders of Finisar Notes that exercised the repurchase right. As of March 31, 2020, approximately $14.9 million in aggregate principal amount of Finisar Notes remain outstanding.

Note 3. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared pursuant to Article 11 of Regulation S-X.

II-VI’s fiscal year ends on June 30. Prior to the consummation of the Acquisition, Finisar had a 52- or 53-week fiscal year ending on the Sunday closest to the last day of April in each calendar year. Finisar’s most recent fiscal year ended on April 28, 2019. For the year ended June 30, 2019, financial information for Finisar for the year-ended April 28, 2019 has been used in preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019 combines the results of operations of II-VI and Finisar for their respective fiscal years ended June 30, 2019 and April 28, 2019 as if the transaction had occurred on July 1, 2018, the beginning of the Company’s 2019 fiscal year.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2020 combines the results of operations of II-VI for the nine months ended March 31, 2020 with the results of operations of Finisar for the three months ended July 28, 2019 as if the transaction had occurred on July 1, 2018, the beginning of the Company’s 2019 fiscal year. Finisar’s results of operations are presented in the II-VI results since the Closing Date, which include the period of September 24, 2019 to March 31, 2020. The results of Finisar for three month period ending July 28, 2019 is included to present a nine month pro forma combined statement of operations ending March 31, 2020.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in FASB ASC Topic 805, Business Combinations (“ASC 805”), with II-VI treated as the accounting acquirer and Finisar as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical consolidated financial information of II-VI and Finisar has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma matters that are (i) directly attributable to the Acquisition, and the financing used to finance the Acquisition, (ii) factually supportable,and (iii) expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or of any future integration costs.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of the Company would have been had the Acquisition occurred on the dates assumed, nor is it necessarily indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•	the accompanying notes to unaudited pro forma condensed combined financial statements;

•	II-VI’s Current Report on Form 8-K filed on September 24, 2019 with the SEC, including exhibits thereto, which describes the Finisar acquisition;

•

the separate audited historical consolidated financial statements of the Company as of, and for its fiscal year ended June 30, 2019, and the related notes that have been recast and included in the Company’s Form 8-K filed on June 29, 2020 for its fiscal year ended June 30, 2019;

•

the separate audited historical consolidated financial statements of Finisar as of, and for its fiscal year ended April 29, 2019, and the related notes included in Finisar’s Annual Report on Form 10-K for its fiscal year ended April 29, 2019;

•

the separate unaudited historical consolidated financial statements of the Company as of, and for its period ended March 31, 2020, and the related notes included in the Company’s Form 10-Q for the period ended March 31, 2020;

•

the separate unaudited historical consolidated financial statements of Finisar as of, and for its period ended July 28, 2019, and the related notes included in Finisar’s Form 10-Q for its period ended July 28, 2019;

Note 4. Summary of Significant Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended June 30, 2019. Management has determined that certain adjustments, including those described in Notes 6, 7, & 8 are necessary to conform Finisar’s financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previous reported total assets, total liabilities, shareholders’ equity or income from continuing operations of the Company or Finisar.

Note 5. Preliminary Estimate of Consideration Transferred

The total preliminary fair value of consideration paid in connection with the acquisition of Finisar is approximately $2.9 billion, based on the Company’s closing share price of $36.98 on September 23, 2019, and consisted of the following (in millions, except share and per share amount):

	Shares	Per Share	Total Consideration
Cash paid for outstanding shares of Finisar common stock			$1,879.1
II-VI common shares issued to Finisar stockholders	26,712,822	$36.98	987.7
Replacement equity awards attributable to pre-combination service			41.7

			$2,908.5

Note 6. Reclassification Adjustments - Year ended June 30, 2019

The following reclassification adjustments were made to conform the presentation of Finisar’s financial information to II-VI’s presentation for the year ended June 30, 2019:

(a)	Reclassification of $2.0 million of amortization of acquired developed technology to selling, general and administrative.

(b)	Reclassification of $49.1 million of sales and marketing expense to selling, general and administrative.

(c)	Reclassification of $54.8 million of general and administrative expenses to selling, general and administrative.

(d)	Reclassification of $54.5 million of start-up costs to internal research and development.

(e)	Reclassification of $1.7 million of amortization of purchased intangibles to selling, general and administrative.

(f)	Reclassification of $4.5 million of impairment of long-lived assets to other (expense), income net.

(g)	Reclassification of $217.9 million of research and development to internal research and development.

(h)	Reclassification of $10.7 million of IT service and communication costs from cost of goods sold to selling, general and administrative.

(i)	Reclassification of $4.6 million of IT service and communication costs from internal research and development to selling, general and administrative.

Note 7. Reclassification Adjustments - Nine Months ended March 31, 2020

The following reclassification adjustments were made to conform the presentation of Finisar’s financial information to II-VI’s presentation for the nine months ended March 31, 2020:

(a)	Reclassification of $0.5 million of amortization of acquired developed technology to selling, general and administrative.

(b)	Reclassification of $12.1 million of sales and marketing expense to selling, general and administrative.

(c)	Reclassification of $13.2 million of general and administrative expenses to selling, general and administrative.

(d)	Reclassification of $17.1 million of start-up costs to internal research and development.

(e)	Reclassification of $0.2 million of amortization of purchased intangibles to selling, general and administrative.

(f)	Reclassification of $1.7 million of impairment of long-lived assets to other (expense), income net.

(g)	Reclassification of $52.2 million of research and development to internal research and development.

(h)	Reclassification of $2.7 million of IT service and communication costs from cost of goods sold to selling, general and administrative.

(i)	Reclassification of $1.2 million of IT service and communication costs from internal research and development to selling, general and administrative.

Note 8. Pro Forma Adjustments for Condensed Combined Statements of Operations

(a)

Reflects the elimination of revenues between II-VI and Finisar of $13.3 million and $8.7 million in costs of goods sold for the year ended June 30, 2019. Elimination of revenue and costs of goods sold between II-VI and Finisar was insignificant for the nine months ended March 31, 2020.

(b)

Represents the adjustments to record (i) the elimination of historical depreciation and recognition of new depreciation expense based on the fair value of property, plant and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis. The depreciation of property, plant and equipment is calculated on a straight line basis over the estimated remaining useful lives as of the acquisition date for building and leasehold improvements of approximately 5 to 35 years and approximately 3 to 13 years for machinery and equipment. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

	Year ended June 30, 2019 (in millions)	Nine Months ended March 31, 2020 (in millions)
Reversal of Finisar’s historical property, plant and equipment depreciation expense	$(95.4)	$(22.6)
Depreciation of acquired property, plant and equipment	(60.9)	(15.2)

Pro forma adjustment to property, plant and equipment depreciation expense	$(34.5)	$(7.4)

	Year ended June 30, 2019 (in millions)	Nine Months ended March 31, 2020 (in millions)
Reversal of Finisar’s historical intangible asset amortization expense	$(3.7)	$(0.7)
Amortization of identifiable intangible assets	61.8	15.4

Pro forma adjustment to intangible amortization expense	$58.1	$14.7

Preliminary identifiable intangible assets used in the calculation of amortization expense in the unaudited pro forma financial information consist of the following:

	Preliminary Fair Value (in millions)	Estimated Useful Life
Developed technology	$334.7	12.5 Years
Customer relationships	$328.3	10 Years
Trademarks and trade names	$6.7	3 Years

(c)	Reflects the adjustments to reverse non-recurring transaction costs, which were recorded in II-VI and Finisar’s selling, general and administrative expenses.

	Year ended June 30, 2019 (in millions)	Nine Months ended March 31, 2020 (in millions)
Elimination of historical transaction costs recorded by II-VI	$(15.6)	$(43.1)
Elimination of historical transaction costs recorded by Finisar	(5.0)	(1.1)

Pro forma adjustment to historical transaction costs	$(20.6)	$(44.2)

(d)

Reflects the adjustments to (i) reverse interest expense associated with the repayment of II-VI’s prior credit facility and Finisar Notes (including, in each case, amortization of debt issuance costs and discounts), (ii) recognition of new interest expense associated with the New Senior Credit Facilities, including an additional $561.0 million assumed under the delayed draw on the Term A Facility to fund the payment to the holders of Finisar 2036 notes that exercise their repurchase right, and (iii) recognition of amortization expense associated with new debt issuance costs.

	Year ended June 30, 2019 (in millions)	Nine Months ended March 31, 2020 (in millions)
Interest expense on II-VI New Senior Credit Facilities (1) (2)	$53.6	$12.8
Amortization of new debt issuance costs related to New Senior Credit Facilities, net	11.5	3.1
Elimination of historical interest expense related to prior Finisar debt	(33.5)	(6.4)
Elimination of historical interest expense related to repayment of II-VI’s prior credit facility	(7.7)	(5.3)

Financing adjustment to interest expense	$23.9	$4.2

(1)

The interest expense adjustments included in the unaudited pro forma condensed combined statements of operations reflect additional interest expense using interest rates on the secured financing as of September 24, 2019. These rates are defined between LIBOR plus 2.00% to LIBOR plus 3.5%. These rates comprise the one-month LIBOR rate of 0.0168% as of June 2020, plus the applicable margins specified in the New Credit Agreement.

(2)

A sensitivity analysis on interest expense for the year ended June 30, 2019 has been performed to assess the effect of a change of 12.5 basis points to the interest rates on the New Senior Credit Facilities. A change in the interest rate of 12.5 basis points would have resulted in additional interest expense of $2.7 million for the year ended June 30, 2019 and an additional interest expense of $2.0 million for the nine months ended March 31, 2020.

(e)	Reflects the adjustment to eliminate interest income associated with the expected settlement of short-term investments

(f)	Reflects the income tax effects of the pro forma adjustments based on the applicable blended statutory tax rate.

(g)

Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of II-VI Common Stock outstanding and the additional shares of II-VI Common Stock to be issued in conjunction with the Acquisition.

Earnings Per Share:	Year ended June 30, 2019	Nine Months ended March 31, 2020
($000 except per share)
Net earnings (loss)	$29,011	$(20,682)
Divided by:
Historical II-VI weighted average shares outstanding - basic	63,584	82,615
Shares of II-VI Common Stock issued pursuant to the Acquisition	26,713	8,904

Pro forma weighted average shares outstanding - basic	90,297	91,519

Basic earnings (loss) per common share	$0.32	$(0.23)

Net earnings (loss)	$29,011	$(20,682)
Divided by:
Pro forma weighted average shares outstanding - basic	90,297	91,519
Dilutive effect of common stock equivalents	2,220	—

Pro forma weighted average shares outstanding - diluted	92,517	91,519

Diluted earnings (loss) per common share	$0.31	$(0.23)

(h)

The pro forma adjustments for share-based awards represents the difference between Finisar’s historical share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement. The fair value of the replacement share-based awards, which are restricted stock units, will be recognized ratably over post-combination service periods ranging for one to four years.

(i)

After the acquisition, the step-up in inventory fair value of $87.7 million increased cost of sales during the nine months ended March 31, 2020 as inventory was sold. This adjustment is to eliminate the step up of inventory fair value in the pro forma condensed combined statements of operations as it does not have a continuing impact.

(j)

Amounts reflect the results of Finisar operations for the period between the acquisition date of September 24, 2019 and September 30, 2019, which are presented in the historical II-VI results for the nine months ended March 31, 2020.